QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

List of Subsidiaries of Tropicana Entertainment Inc.

Tropicana Atlantic City Corp. (New Jersey corporation)
Tropicana AC Sub Corp. (New Jersey corporation)
New Tropicana Holdings, Inc. (Delaware corporation)
New Tropicana OpCo, Inc. (Delaware corporation)
Aztar Riverboat Holding Company, LLC (Indiana limited liability company)
Aztar Indiana Gaming Company, LLC (Indiana limited liability company)
New Jazz Enterprises, L.L.C. (Nevada limited liability company)
Catfish Queen Partnership in Commendam (Louisiana)
Centroplex Centre Convention Hotel, L.L.C. (Louisiana limited liability company)
New St. Louis Riverboat, LLC (Nevada limited liability company)
CP St. Louis Casino, LLC (Delaware limited liability company)
CP St. Louis Acquisition, LLC (Delaware limited liability company)
Tahoe Horizon, LLC (Delaware limited liability company)
Columbia Properties Tahoe, LLC (Nevada limited liability company)
CP Laughlin Realty, LLC (Delaware limited liability company)
Columbia Properties Laughlin, LLC (Nevada limited liability company)
Columbia Properties Vicksburg, LLC (Mississippi limited liability company)
JMBS Casino LLC (Mississippi limited liability company)
Lighthouse Point, LLC (Mississippi limited liability company)
Tropicana Express, LLC (Nevada limited liability company)
Tropicana Ent. Cayman Holdings Co. Ltd. (Cayman Islands)
Abura Development Corp VBA (Aruba)
Tropicana Aruba Casino Operating Co. N.V. (Aruba)
Tropicana Aruba Resort Operating Corp. VBA (Aruba)

QuickLinks

  Exhibit 21.1